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                                                                  Exhibit 10.6.2


                              CONDOR SYSTEMS, INC.

                           DEFERRED COMPENSATION PLAN
                                 FOR MANAGEMENT

                         DEFERRED COMPENSATION AGREEMENT


This Deferred Compensation Agreement ("Agreement") is hereby entered into this ____ day of __________, 2000, by and between Condor Systems, Inc., a California corporation ("the Employer"), and _______________ (the "Participant"). The parties hereto agree as follows:

        I. Pursuant to the Condor Systems, Inc. Deferred Compensation Plan For Management ("Plan"), the Employer and Participant hereby agree that, in consideration of services to be performed by the Participant for the Employer during subsequent calendar years, the amount of Compensation to be deferred by the Participant under said Agreement shall be the amount specified in Exhibit 2 hereto.

        II. The amount of Compensation to be deferred in accordance with the preceding paragraph is to be credited to the Participant under the Plan to be held by the Employer and paid to the Participant (or his Beneficiary) by the Employer in accordance with this Agreement and in accordance with the terms, provisions and conditions of the Plan. The Plan is hereby incorporated into, and made a part of this Agreement.

It is understood that once executed, this Agreement can neither be amended nor revoked during the Plan Year for which it applies. It is further understood that any amendment or revocation of this Agreement shall only become effective as of the start of the subsequent Plan Year.


                                      CONDOR SYSTEMS, INC.


                                      By
                                        ---------------------------------------


                                        ---------------------------------------
                                                     Participant

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                         DEFERRED COMPENSATION ELECTION


Commencing in 2001 and continuing during subsequent calendar years until amended by me and consented to by Condor Systems, Inc., the amount of Compensation to be deferred under the Plan by me shall be:


______% or $___________ dollars from my salary during the quarter(s) indicated below:


[ ]  1st Qtr       [ ]  2nd Qtr        [ ]  3rd Qtr         [ ]  4th Qtr

(Jan 1 - Mar 31)   (Apr 1 - Jun 30)    (Jul 1 - Sept 30)    (Oct 1 - Dec 31)


______% or $___________ dollars from my bonus payable during the quarter indicated below:

                   [ ] 1st Qtr

                   (Jan 1 - Mar 31)


I understand that the amount I have elected above will be limited by the amount of my available compensation payable, net of any required withholding.

Further, I elect the amount deferred (including any earnings thereon) during this Plan Year shall be paid to me, commencing on the earlier of (i) my termination of employment with Condor Systems, Inc., or (ii) the incurrence and continuation for at least two (2) consecutive days of an event of default under that certain Credit Agreement dated April 15, 1999 among Condor Systems, Inc. and the Banks named therein, with Bank of America NTSA as administrative agent, and in accordance with the following pay-out option:

                      ______     Lump Sum

                             OR

                      ______ Annual Installments over:

                                 [ ] Two years

                                 [ ] Three years

                                 [ ] Five years


I understand that, notwithstanding any installment election I have made, if the value of my Account subject to this Deferred Compensation Election is less than $3,500 at any scheduled payment date, my entire Account will be paid to me in a lump-sum, rather than installments.